WRITTEN CONSENT TO ACTION WITHOUT MEETING
OF BOARD OF DIRECTORS
OF TALLY-HO VENTURES, INC.

Pursuant to Article II Section 7 of the bylaws, and 8 Del code § 141(f),(i), the following action is taken and approved by the Board of Directors of TALLY-HO VENTURES, INC. by unanimous written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action:

WHEREAS, the Company wishes to avoid any excess inflation or deflation of the price of its shares of its Common Stock; and

WHEREAS, the Company also believes it is in its own best interest to have an attractive share structure for investment and for possible take-over; and

WHEREAS, the Company has been advised that a reverse split of the Company’s shares of Common Stock is the best way to achieve those twin aims; and

WHEREAS, the total number of shares of Common Stock the Company currently has issued and outstanding, as of April 30, 2005, is 45,475,209; and

WHEREAS, a 1 for 30 reverse split of its shares of Common Stock would result in 1,515,840.3 total shares of Common Stock issued and outstanding; now, therefore, be it

RESOLVED, that the Company authorize and enact a 1 for 30 reverse split of its shares of Common Stock (the “reverse stock split”); and be it further

RESOLVED, that the record date and time of the reverse stock split be Friday, May 6, 2005 at 2:00 p.m. PDT; and be it further

RESOLVED, that the effective date and time of the reverse stock split be Monday, May 9, 2005 at 6:00 a.m. PDT; and be it further

RESOLVED, that if, as a result of the reverse stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company’s secretary, Cheney Shapiro, send a conformed copy of this resolution to the Company’s transfer agent, Signature Stock Transfer, Inc.; and be it further

RESOLVED, that the reverse stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company’s Certificate of Incorporation in the state of Delaware, and that therefore no amendment to the Certificate of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

WITNESS WHEREFORE, the undersigned, being all the directors of Tally-Ho Ventures, Inc., hereby sign this consent on the date(s) indicated below.

Dated: April 29, 2005	BY: /S/ Tal L. Kapelner —————————————— Tal L. Kapelner Chairman of the Board of Directors BY: /S/ Cheney A. Shapiro —————————————— Cheney A. Shapiro Director